Exhibit 99.1

ASX Announcement

7 July 2020

Coronado appoints new Group CFO

Coronado Global Resources Inc. (“Coronado” or the “Company”, ASX: CRN) today announced the appointment of Mr Gerhard Ziems as Group Chief Financial Officer (CFO).

As Group CFO, Gerhard will be responsible for finance, capital management, strategic planning, treasury, tax, risk management and ensuring that the financial operations of the group supports the delivery of business objectives. He will also be a member of Coronado’s group executive team.

Gerhard is an experienced global executive whose career has spanned listed and private blue-chip companies in logistics, resources and infrastructure. His prior roles include CFO at Pacific National, Australia’s largest railroad company, BHP’s Global Head of Coal Marketing, and CFO of the BHP Mitsubishi Alliance.

Coronado’s Managing Director and CEO, Mr Gerry Spindler, said: “We are delighted to welcome Gerhard Ziems to Coronado as Group CFO and as a member of our executive team. His extensive global experience in logistics and resources is well matched to the needs of our business as we navigate current market conditions and position the Company to take advantage of the eventual recovery in metallurgical coal markets.”

Transition arrangements with outgoing Group CFO, Ms Ayten Saridas, have been agreed and she will remain as Group CFO until 15 August 2020. To ensure a smooth handover, Mr Ziems will join the Company on 13 July 2020 and will formally assume the role of Group CFO on 15 August 2020.

A biography for Mr Gerhard Ziems is attached.

– Ends –

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors Matthew Sullivan P: +61(0) 412 157 276 E: msullivan@coronadoglobal.com.au	Media Brett Clegg P: +61 (0) 487 436 985 E: brett@kadiapartners.com

About Coronado

Coronado Global Resources is one of the world’s largest producers of high-quality metallurgical coal. Through our market leading expertise, we operate some of the cleanest and lowest cost mines in the industry. Coronado employs over 1,700 people and our operations are located in two of the largest and most productive metallurgical coal basins in the world: the Bowen Basin in Queensland, Australia, and the Central Appalachian region of the USA. Our mining operations are situated close to transportation infrastructure and we supply customers throughout the Asia-Pacific, India, the Americas and Europe. With a diversified production base and significant Reserves and Resources, Coronado is well placed to grow over many years. As a reliable supplier to the steel industry, we are dedicated to making a positive contribution to the global economy; and through our sustainable business practices, to the local economies and communities where we operate.

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com.au

Gerhard Ziems, GAICD

Chief Financial Officer, Coronado Global Resources Inc.

Gerhard joined Coronado in July 2020 as Group Chief Financial Officer.

Gerhard is a well-established executive with extensive experience in listed and private equity blue chip organisations.

Prior to joining Coronado, Gerhard was Chief Financial Officer at Pacific National, Australia’s largest railroad company. He also was CFO of the BHP Mitsubishi Alliance, BHP’s Global Head of Coal Marketing and has worked in Australia, Asia, the Middle East and Europe in various finance and commercial roles.

Born and educated in Germany, Gerhard holds a Master’s Degree in Finance & Civil Engineering from Braunschweig University of Technology where he lectured for two years in Finance and Civil Engineering.

Gerhard has held non-executive directorships with globalCOAL (UK), the Jellinbah Group, the Australian German Chamber of Commerce (both Australia) and Peace River Coal (Canada).